P R O X Y

                          THE SOUTHSHORE CORPORATION

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kenneth M. Dalton and Eric Nelson, proxies, with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of The Southshore Corporation held of record by the undersigned on July 24, 1998, at the Special Meeting of Shareholders to be held on September __, 1998, or any adjournment thereof.

     1. The sale of substantially all the Company's assets pursuant to a Real Estate Purchase and Sale Agreement for $1,985,000.

            [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN


     2. The sale of substantially all of the Company's assets to a back-up purchaser, South Suburban Park & Recreation District, in the event there is no closing on the Contract to Buy and Sell Real Estate.

            [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN


     3. To transact such other business as may properly come before the meeting.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING
OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, Proxy Statement and Form 10-K Annual Report for year ended March 31, 1998.

Dated:  _____________, 1998.
                                    ________________________________________

                                    ________________________________________
                                    Signature(s) of Shareholder(s)


Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SOUTHSHORE CORPORATION. PLEASE SIGN AND RETURN THIS PROXY IN THE
ENCLOSED PRE-ADDRESSED ENVELOPE.  THE GIVING OF A PROXY WILL NOT
AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                    THE SOUTHSHORE CORPORATION

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



To the Shareholders of The Southshore Corporation

     PLEASE TAKE NOTICE, that a Special Meeting of Shareholders of The Southshore Corporation will be held on September ___, 1998, at 10:00 a.m. at 10750 East Briarwood, Englewood, Colorado, for the following purposes:

     1. To consider the sale of substantially all the Company's assets pursuant to a Real Estate Purchase and Sale Agreement.

     2. To consider the sale of substantially all of the Company's assets to a back-up purchaser, South Suburban Park
     & Recreation District, in the event there is no closing on the Contract to Buy and Sell Real Estate.

     3. To transact such other business as may properly come before the meeting.

     Accompanying this notice is a Proxy and Proxy Statement with respect to these matters.

     Whether or not you expect to be present at the meeting, please sign and date the Proxy and return it in the enclosed envelope provided for that purpose. The Proxy may be revoked at any time prior to the time that it is voted. Only shareholders of record at the close of business on July 24, 1998, will be entitled to vote at the meeting.

     BY ORDER OF THE BOARD OF DIRECTORS



                                      Kenneth M. Dalton
                                      President

August ___, 1998




      IT IS IMPORTANT THAT YOU SIGN THE ENCLOSED PROXY AND
             RETURN IT TO THE COMPANY IMMEDIATELY.

                    THE SOUTHSHORE CORPORATION
                       10750 East Briarwood
                    Englewood, Colorado  80112


                         PROXY STATEMENT


        Special Meeting of Shareholders - September __, 1998


                             GENERAL

     A Special Meeting of the Shareholders of The Southshore
Corporation (the "Company") is scheduled for September __, 1998, for the purpose of considering the sale of substantially all of the Company's assets, pursuant to a Real Estate Purchase and Sale Agreement ("Purchase Agreement") with John C. Botdorf (the "Buyer"), dated August 13, 1998.

     The enclosed Proxy is solicited by the Board of Directors of the Company. This solicitation is being made by mail, and may also be made by directors, officers and employees of the Company. Any Proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the Proxy.

     Shares represented by Proxies will be voted as specified in such Proxies. In the absence of specific instructions. Proxies received by the Board of Directors will be voted in favor of all the proposals.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock. This Proxy Statement and accompanying form of Proxy are being mailed to shareholders on or about August __, 1998.

     PROPOSAL TO SELL SUBSTANTIALLY ALL THE COMPANY'S ASSETS

     Recommendation of Board of Directors. The Company's Board of Directors unanimously recommends to the shareholders that the shareholders approve the sale of substantially all the Company's assets to Buyers pursuant to the Purchase Agreement as described herein, and approve a sale to a possible back-up purchaser on similar terms. See "Possible Back-Up Purchaser" below.

     The Purchase Agreement.  The Company has entered into a
Real Estate Purchase and Sale Agreement dated August 13, 1998 with the Buyer who is a non-affiliate of the Company. John C. Botdorf is businessman with offices in Denver, Colorado. A copy of the Agreement and a letter from his financial partner, ORIX Real Estate Equities, Inc. are attached as Appendix 1.

     Sale of Assets. Pursuant to the Purchase Agreement, the Company has agreed to sell the Company's 16 acre water park property to Buyer which constitutes substantially all of its assets. Included within the assets sold are the real property owned by the Company, as well as each and all of the Company's personal property located on the real property (collectively "the Property").

     Purchase Price. As a result of arms'-length bargaining, Buyer has agreed to pay to the Company the sum of $1,985,000 million and utility obligations needed to service the property under maximum buildout. The obtaining of satisfactory financing is not a condition. The Company's obligation is subject to approval of the shareholders of the Company.
The Purchase Agreement contains provisions standard in typical real estate contracts for title, inspection and survey.

     Closing. The Purchase Agreement contemplates a closing within 75 days of execution of the Purchase Agreement.

     Prior to and as a condition of closing, the Company must call a special meeting of its shareholders for the purpose of seeking approval of the sale transaction. The Company's management, Board of Directors and certain other persons have indicated they intend to vote for the sale of assets at the special meeting of shareholders. See "Required Vote of Shareholders."

     The Buyer. According to the Purchase Agreement, the Buyer is a is licensed real estate broker purchasing the Property for his own account. Thee Buyer is not a shareholder, director or officer of the Company.

     Background and Reasons for the Sale Transaction. During the past approximate two years, management of the Company has actively sought, without success, to refinance its debt, including its past due property taxes and principal debt of $955,000 which is secured by a lien on the Property which became due in mid-1997. All Company debt, including past due property taxes, approached or exceeded $2 million during the period and is all currently due. At June 30, 1998, the Company's current debt of $1,454,018 and property taxes of $566,762 was due.

Refinancing was not available because of the history of losses from the Property, exceeding $4,575,000 from the Company's inception in 1991. At the same time the Company was seeking to refinance its debt, it also tested the waters with respect to selling the 16 acre water park. During 1997 the Company listed the Property with a local commercial realtor, placed ads in trade publications and at water park conventions, and initiated contacts with approximately ten possible prospective purchasers. The Company had material negotiations with five possible purchasers, including two Colorado recreation districts.
All material discussions related to a purchase price in the $2 million range. Sale of the Property to a recreation district requires approval by the county commissioners in each of the counties in which the recreation district owns of operates property.

     The principal reasons why a proposed sale of the Property was undertaken were:

      (1) That refinancing of debt or obtaining of additional financing was not available;

      (2) The Company had five consecutive years of operating losses from its water park for accumulated loss of $4,575,000 at March 31, 1998;

      (3) The Property is subject to a tax lien certificate issued by Arapahoe County, Colorado, to a New Jersey bank for failure to pay property taxes since the 1993 tax year for an aggregate of approximately $566,000, including accrued interest and which permits the holder at anytime to apply for an Arapahoe County Treasurer's Deed to the Property;

      (4) Management considered the fact that no firm offers to acquire the Property involving cash consideration exceeding that of the Buyer and South Suburban Park & Recreation District, Littleton, Colorado (possible Back-Up Purchaser - see below) had been received by the Company, even though it has publicly announced that the Company was exploring the possibility of making a sale of the Property, and had listed the Property for sale and made other efforts to sell the Property;

      (5) Management considered favorably the structure of the offer by Buyer as a cash transaction because of the need to have cash to pay liens and deliver marketable title;

      (6) Management considered favorably that the Buyer did not condition the proposed sale on the obtaining of acceptable financing and appeared to have financing available at the time of the execution of the Purchase Agreement;

      (7) Management believed that a possible sale to the District was a riskier undertaking because of the approvals required by the three affected counties and their reluctance to permit the district to compete with a private party in any purchase; and

      (8) Management considered the fact that the terms of the Purchase Agreement were the result of arms length negotiations.

  The foregoing are all of the material factors considered by the Board of Directors in approving this sale transaction.

  In view of the wide variety of factors considered in connection with its evaluation of the sale of the Company's assets, management found it impractical to and therefore did not quantify or otherwise attempt to assign relative weights to the various factors considered in reaching a decision to approve and recommend to the shareholders the sale of the Company's principal asset pursuant to the Purchase Agreement.

     The Company has not obtained an independent appraisal on the Property; and does not have access to any appraisals obtained by prospective purchasers; however, the Property was listed with a commercial real estate broker, CB Richard Ellis Commercial, during the past year and the Company was advised by the broker that the 16 acre tract had an estimated fair market value of $1.2 million to $1.4 million if purchased for general use. Management believes the $2 million purchase price to be paid by Buyer is due
in part to the water park facilities on the Property.   The Company
did not utilize a real estate broker in the Agreement to sell the Property, However it has agreed to pay a sales commission of $50,000 to the Purchaser's broker, CB Richard Ellis Commercial. Buyer indicated interest in the Property in the past but only recently made the offer for $1,985,000.

     Required Vote of Shareholders. The Purchase Agreement is subject to approval of the sale by the vote of the holders of the Company's shares of common stock. In addition, pursuant to the Colorado Business Corporation Act, Section 7-112-102, a shareholder vote is required for the sale, transfer or other disposition of all or substantially all of a Colorado corporation's property and assets, including its goodwill, not in the usual and regular course of its business. APPROVAL BY A MAJORITY OF THE SHARES ENTITLED TO VOTE ON THIS MATTER IS REQUIRED.

      Release of Lien Securing 10% notes. In order to sell the Property the Company must obtain a release of a lien securing repayment of $955,000 in 10% promissory notes. The Company has obtained agreements from 27 of the 30 holders of such notes representing nearly $900,000.

     Possible Back-Up Purchaser.  Since April, 1998 South Suburban
Park & Recreation District ("District") has been interested in acquiring the Property, has held public hearings, inspected the
Property, obtained an appraisal and environmental audit.   The
District has indicated it is interested in contracting for the purchase of the Property if there is no closing on the current
Purchase Contract and if no private party is interested in purchasing the property because the District does not wish to compete with private industry. See Letter from District attached as Appendix 2. Thus, the Company is soliciting authority to sell the Property to the District if the contract with the Buyer does not close.
The purchase price under negotiation with the District was also $2 million. The authority to sell to the District is limited to a price of at least $2 million and County Commissioner approval in three Colorado counties in which the District operates would be required.
Public hearings pursuant to advance notice would be required in each county. Thus the process could easily take several months and there is no assurance that a majority of the Commissioners in each affected county would approve the purchase.

     Company officers and directors holding directly or indirectly the power to vote 812,592 shares, or 31.1% of the outstanding shares, have indicated they intend to vote their shares in favor of the sale transaction. No proxies nor agreements relating to shares held by management have been entered into by members of management.

      Officers and directors of the Company are not affiliated or associated with the Buyer and will have no position at the water park operation, if any, in the future. The Buyer has indicated he intends to operate the water park for at least the 1999 season.


                RIGHTS OF DISSENTING SHAREHOLDERS

     IF THE SHAREHOLDERS APPROVE THE DISSOLUTION AND LIQUIDATION OF THE COMPANY AS PROPOSED, THEN, AS PROVIDED IN THE COLORADO BUSINESS CORPORATION, ACT, SECTION 7-112-102, DISSENTERS' RIGHTS ARE
AVAILABLE.

     Shareholders of the Company are entitled to exercise dissenters' rights pursuant to the provisions of Sections 7-113-102 and 7-113-103 of the Colorado Business Corporation Act (the

"CBCA"), copies of which sections are included with this proxy statement as Appendix 3. In accordance with these sections, the Company's shareholders have the right to dissent from the sale of the Company's assets and to be paid the "fair value" of their common stock. (See, CBCA Section 7-113-102) In this context, the term "fair value" means the value of a shareholder's common stock immediately before the Closing Date of the sale. Holders of options to purchase Company common stock have no similar rights of appraisal under applicable Colorado law.

     Under Section 7-113-102 of the CBCA, where a sale of substantially all the corporation's property and assets is to be submitted for approval at a meeting of shareholders, the corporation must notify each of its shareholders of the right to dissent and must include in the notice a copy of Sections 7-113-101-103, 201-209 and 301-302 of the CBCA. This Proxy
Statement constitutes this notice to the shareholders of the Company. The applicable statutory provisions of the CBCA are attached as Appendix 3.

     The following discussion is not a complete statement of the law pertaining to a dissenting shareholder's rights under the CBCA and is qualified in its entirety by the full text of the Sections attached as Appendix 3. Any shareholder who wishes to exercise the right to dissent and demand the fair value of his or her shares, or who wishes to preserve the right to do so, should review the following discussion and Appendix 3 carefully because failure to timely and properly comply with the procedures will result in the loss of a shareholder's right to dissent under the CBCA.

     A shareholder of the Company wishing to exercise the right to demand payment for his or her common stock must first file, before the vote of shareholders is taken at the Special Meeting, a written notice of intent to demand payment for his or her common stock and must, in addition, not vote in favor of the sale of substantially all the Company's assets pursuant to the Purchase Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR the sale of substantially all the Company's assets, a shareholder who votes by proxy and who wishes to exercise dissenter's rights must (i) vote AGAINST the resolution to sell, or (ii) ABSTAIN from voting on this resolution. A vote against the resolution, in person or by proxy, will not in and of itself constitute a written notice of intent to demand payment for a shareholder's common stock satisfying the requirements of Section 7-113-204 of the CBCA.

     A demand for payment must be executed by or for the shareholder pursuant to a Dissenters' Notice provided by the Company within 10 days after the Special Meeting. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the Dissenters' Notice for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner who holds shares as a nominee for others, such as a broker, may demand payment for the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the Dissenters' Notice should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the Dissenters' Notice will be presumed to cover all shares standing in the name of the record owner. Beneficial owners of common stock who are not record owners and who intend to exercise payment rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of payment rights before the date of the applicable Special Meeting.

     Within 10 days after the Special Meeting in which the sale pursuant to the Purchase Agreement is authorized, the Company will cause to be mailed to each shareholder who has properly asserted dissenter's rights a Dissenters' Notice that contains (i) the address to which a demand for payment and stock certificates must be sent in order to receive payment; and (ii) a form to be used by the shareholder who dissents, and to demand payment and the date by which such demand must be made. To receive the fair value of his or her common stock a dissenting shareholder must demand payment and deposit his or her certificates within 30 days after the aforesaid notice is given.

     After the Company receives a valid demand for payment, it will cause to be remitted to each dissenting shareholder who has properly asserted dissenter's rights the fair value of his or her shares of Common Stock, with interest at the legal rate computed from the Closing Date. Payment will be accompanied by (i) the financial statements of the Company for its most recently completed fiscal year; (ii) an estimate of the fair value of the common shares with respect to which dissenters' rights have been exercised and a brief description of the method used to reach the estimate; and (iii) an statement of the dissenter's right to demand payment if he or she is dissatisfied with the payment made as provided in
Section 7-113-209 and a copy of the dissenter's provisions in Sections 7-113-101-103, 201-209 and 301-302 of the CBCA.

     If a dissenting shareholder believes that the amount remitted by the Company is less than the fair value of his or her common shares plus interest, the dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value for the common shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after the Company mailed its original remittance.

     Within 60 days after receiving a demand for supplemental payment, the Company must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and the Company) or file a petition in the state courts of Colorado requesting that the court determine the fair value of the common shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with the Company concerning the fair value of their common shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the common shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment for the amount by which the fair value of his or her common shares as determined by the court exceeds the amount originally remitted by the Company.

     Generally the costs and expenses associated with a court proceeding to determine the fair value of the Company's common stock will be borne by the Company, unless the court finds that a dissenting shareholder has demanded supplemental payment in a manner which is arbitrary, vexatious or not in good faith. Similar costs and expenses may also be assessed in instances where the Company has failed to comply with the procedures in Section 7-113-302 pertaining to dissenters' rights discussed above. The court may award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters if the court finds such services were substantial.

     Failure to follow the steps required by the CBCA for asserting dissenters' rights may result in the loss of a shareholder's rights to demand the fair value of his or her shares of the Company's common stock. Shareholders considering seeking appraisal should realize that the fair value of their shares, as determined under the CBCA in the manner outlined above, could be more than, the same as or less than the value of the cash and assumption of liabilities they would be entitled to as a result of the sale if they did not seek appraisal of their shares.

      ACTIVITIES OF THE COMPANY FOLLOWING THE PROPOSED SALE

     Following the proposed sale of the Property, the Company's assets are expected to consist of refunds of prepaid deposits and cash to the extent that such have not been utilized to pay debt and past due and accrued property taxes without adjustment for operating results through closing of the Purchase Agreement. In view of the fact that the net sale price, approximately $1,930,000 net, is expected to be approximately $200,000 less than the amount due creditors and to pay property taxes, the Company has negotiated with its principal creditors for them to accept less than the full amount due them. Obviously there is no assurance that such negotiations will be successful; however, the fact that the issuance of an Arapahoe County Treasurer's Deed on the property would effectively eliminate the Property as a source of funds to pay creditors, except Arapahoe County, should likely provide incentive to creditors to accept less than full payment for their respective claims. At August 13, 1998, 27 of the 30 holders of the 10% notes securing the $955,000 lien on the Property (representing nearly $900,000) had agreed to accept 75% of the face amount of each of their respective notes.

     If and when the Company completes the sale of the water park property and eliminates all or most of its liabilities, management intends to seek out an appropriate operating privately-held entity which is seeking to become a publicly-held company and hopefully effect a business combination with such entity. The Company has not made any contacts in that respect, nor established any criteria for such entity, nor engaged any agents for the purpose of locating such an entity. No activities in that respect are expected to occur until after closing on the Purchase Agreement. Obviously, there is no assurance that a suitable entity for a proposed business combination will be located or, if located, that such business combination can be negotiated on terms acceptable to the parties. The Company intends to pursue such course of action in order to provide its shareholders with an opportunity through new assets and new operations in the Company.

                 FEDERAL INCOME TAX CONSEQUENCES

     In General. The following summary of the anticipated federal income tax consequences to the Company of the proposed sale of assets is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed transactions. This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

     No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

     The discussion of federal income tax consequences set forth below is directed primarily toward individual taxpayers who are citizens or residents of the United States. However, because of the complexities of federal, state and local income tax laws, it is recommended that the Company's shareholders consult their own tax advisors concerning the federal, state and local tax consequences of the proposed transactions to them. Further, persons who are trusts, tax-exempt entities, corporations subject to specialized federal income tax rules (for example, insurance companies) or non-U.S. citizens or residents are particularly cautioned to consult their tax advisors in considering the tax consequences of the proposed transactions.

     Federal Income Tax Consequences to the Company. The sale of substantially all of the assets of the Company pursuant to the Purchase Agreement will be a taxable sale by the Company upon which gain or loss may be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the sale of a particular asset will be measured by the difference between the amount realized by the Company on the sale of that asset and the Company's tax basis in that asset. The amount realized by the Company on the sale of substantially all of its assets will include the amount of cash received, the fair market value of any other property received. For purposes of determining the amount realized by the Company with respect to specific assets, the total amount realized by the Company will generally be allocated among the assets according to the rules prescribed under the Code. The Company's basis in its assets is generally equal to their cost, as adjusted for certain items, such as depreciation.

     The determination of whether gain or loss is recognized by the Company will be made with respect to each of the assets to be sold. Accordingly, the Company may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. The gains and losses may offset, except that capital losses may be used to offset only capital gains. The Company may recognize a net gain as a result of the sale of all its assets. Nevertheless, the Company believes its net operating loss carryover and its capital loss carryover to the year of sale are sufficient to offset gain, if any. Therefore, the Company believes it will incur no federal income tax liability as a result of the sale of its assets.

         MARKET INFORMATION ON THE COMPANY'S COMMON STOCK

     The Company's common stock is traded on the NASD Electronic Bulletin Board. The range of high and low bid prices set forth below have been obtained from sources believed to be reliable based on reports from the National Association of Securities Dealers.

            Calendar 1996     Calendar 1997    Calendar 1998
            -------------     -------------    -------------
 Quarter     Low    High       Low    High      Low    High
 -------     ---    ----       ---    ----      ---    ----
 First       .25    .50        .50    .50       .12    .21
 Second      .25    .50        .37    .50       .06    .37
 Third       .50    .50        .37    .50
 Fourth      .50    .50        .25    .50


    On August 18, 1998 the bid price was $.16. Management is informed that after the sale of the water park property the common stock should continue to be eligible for inclusion on the Bulletin Board.

     The Company is informed there has been very little volume in trading of its common stock during the above periods.

     The Company has never paid dividends on its common stock. As of July 24, 1998 the Company had approximately 200 shareholders of record, and it is estimated there are approximately 180 additional beneficial holders of the Company's shares of common stock.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The common stock, par value $.01 per share, of the Company is the only class of stock entitled to vote at the meeting. As of July 24, 1998, the Company had issued and outstanding 2,610,475 shares of common stock. Each shareholder will be entitled to cast one vote in person or by proxy for each share of common stock held by him. Only shareholders of record at the close of business on July 24, 1998 will be entitled to vote at the meeting.

     Information as to the name, address and holdings of each person known by the Company to be the beneficial owner of more than 5% of its common stock as of July 24, 1998, is set forth below. Beneficial ownership of common stock has been determined for purposes of this table based on Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Under this rule, a person is, in general, deemed to be the beneficial owner of a security if the person has or shares voting power or investment power in respect of such security or has the right to acquire beneficial ownership of the security within sixty (60) days.

     Members of management intend to vote all shares of common stock held by them respectively FOR the sale of all the Company's assets pursuant to the Contract to Buy and Sell Real Estate and FOR such sale of all the Company's assets to South Suburban Park and Recreation District as a back-up purchaser.

                                 Amount of
  Name and Address              Common Stock            Percent
 of Beneficial Owner         Beneficially Owned         of Class
 -------------------         ------------------         --------
Kenneth M. Dalton (1)(2)          668,419                 25.6%
26 Tamarade Drive
Littleton, CO  80127

Rod K. Barksdale (1)(2)            88,007                  3.3%
2921 Sopris Avenue
Glenwood Springs, CO  81601

Ren Berggren (1)(2)(3)                  0                    0%
1700 East 68th Avenue
Denver, CO 80229

James F. Silliman, M.D.           192,142                  7.4%
7408 Greenbriar
Dallas, TX 75225

Keith A. Lowery                   144,734                  5.5%
7477 Singing Hills Drive
Boulder, CO  80301

Officers and Directors            812,592(4)              31.1%
 as a Group (3 Persons)
____________________

  (1)  Directors of the Company.

  (2)  Officers of the Company

  (3) Mr. Berggren is an officer, director and shareholder of Vancol Industries, Inc. which company owns 56,166 shares of common stock of the Company. He disclaims personal beneficial ownership of the shares of common stock of the Company owned by Vancol Industries, Inc.

  (4) For purposes hereof the shares held by Vancol Industries, Inc. are included in the calculation.


                 FINANCIAL AND OTHER INFORMATION


     Pro Forma Financial Information. The following unaudited Pro Forma Balance Sheet at June 30, 1998 gives effect to the proposed sale of substantially all the assets of the Company, as if the proposed October 27, 1998 transaction had occurred on June 30, 1998. No pro forma statement of operations has been presented. Since after the sale there will be no operations, a pro forma statement of operations would show no material revenue and no material expenses assuming the sale of the Company's assets. The Company's operating season with the water park property will be completed September 7, 1998, except for closing and winterizing. Scheduled closing on the Purchase Contract is October 27, 1998. The Company will retain all operating revenues and pay all operating expenses of the water park through closing, including prorated property taxes for 1998. The Company is not in a position to predict operating results for the 1998 season with a reasonable degree of accuracy. Readers are referred to historical financial operating data included herein.

                        PRO FORMA BALANCE SHEET

(CAPTION>
BALANCE SHEET (Unaudited)       6/30/98    Adjustment   As Adjusted
                                -------   -----------  -------------
CURRENT ASSETS

Cash                             44,346   1,930,000 (1)     23,859
                                         (1,950,487)(2)
Other current assets             19,373           0         19,373
                              ---------                  ---------
    Total Current Assets         63,719                     43,232
                              ---------                  ---------
OTHER ASSETS

Property and Equipment,
  -net of accumulated
   depreciation               1,774,814  (1,744,814)(1)          0
Other assets                     44,424          0          44,424
                              ---------                  ---------
                              1,789,238                     44,424

    Total Assets              1,852,957                     87,656

CURRENT LIABILITIES

Notes Payable-Current         1,066,520    (827,770)(2)    238,750

Notes Payable-Related Parties   196,820    (196,820)(2)          0
Property Taxes Payable          581,284    (581,284)(2)          0
Accrued Interest                165,929    (165,929)(2)          0
Accounts Payable-Trade           70,134     (70,134)(2)          0
Deferred Income                  82,806     (82,806)(2)          0
                              ---------                  ---------
   Total Current Liabilities  2,163,493                    238,750

Notes Payable
  -net of current portion        25,744     (25,744)(2)          0
                              ---------                  ---------
    Total Liabilities         2,189,237                    238,750
                              ---------                  ---------




BALANCE SHEET (Unaudited         6/30/98     Adjustment   As Adjusted
                                ---------   ------------  -----------

STOCKHOLDERS' EQUITY

Preferred Stock, $.01 Par Value
  25,000,000 Shares Authorized;
  None Issued and Outstanding

Common Stock, $.001 Par Value
  100,000,000 Shares Authorized;
  2,610,470 Issued and
  Outstanding                     2,611           0          2,611

Additional Paid-In Capital    4,377,574           0      4,377,574
Retained Earnings            (4,716,465)   (185,186)(1) (4,531,279)

                             ----------                  ---------
  Total Stockholders'
    (Deficit)                  (336,279)                  (151,094)

  Total Liabilities and
   Stockholders' (Deficit)    1,852,957                     87,656
                              =========                   =========

____________________

Notes to Pro Forma Financial Statements

(1) To record proposed sale of property assuming net proceeds from the sale of $1,930,000.


(2)  To record payment of liabilities.

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
The Southshore Corporation
Englewood, CO

We have audited the accompanying balance sheets of The Southshore
Corporation as of March 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity
(deficit) and cash flows for the three years ended March 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southshore Corporation as of March 31, 1998 and 1997, and the results of its operations, its cash flows and its changes in stockholders' equity (deficit) for the three years ended March 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                      /s/Schumacher & Associates, Inc.
                      Schumacher & Associates, Inc.
                      12835 East Arapahoe Road
                      Tower II, Suite 110
                      Englewood, CO  80112
May 11, 1998

                       THE SOUTHSHORE CORPORATION

                             BALANCE SHEETS

                                                           March 31,
                                                 1998                   1997
                                                 ---------------------------
Current Assets
     Cash                                     $    1,841          $    3,035
      Accounts receivable                              -               2,815
      Prepaid expenses                             6,607               6,223
                                               ---------           ---------
       Total Current Assets                        8,448              12,073
                                               ---------           ---------
Other Assets
    Property and equipment, net of
      accumulated depreciation (Note 2)        1,885,031           2,440,948
    Deposits                                      17,245              17,245
    Debt and other offering costs, net
      of accumulated amortization                      -               8,347
                                               ---------           ---------
       Total Other Assets                      1,902,276           2,466,540
                                               ---------           ---------
 Total Assets                                 $1,910,724          $2,478,613
                                               ---------           ---------
Current Liabilities
     Notes payable, current portion (Note 3)  $1,201,567          $1,432,071
     Notes and advances payable,
       officer                                    97,400              97,400
     Property taxes payable (Note 8)             566,762             483,651
     Accrued interest                            151,176              89,390
     Accounts payable and accrued expenses        18,926              37,503
     Deferred income                              31,845              39,156
                                               ---------           ---------
       Total Current Liabilities               2,067,676           2,179,171

Notes payable, net of current portion (Note 3)    37,864              65,377
                                               ---------           ---------
 Total Liabilities                             2,105,540           2,244,548
                                               ---------           ---------
Commitments and contingencies (Notes 3, 4,
   7, 8 and 9)                                         -                   -

Stockholders' Equity (Deficit)
    Preferred stock, $.01 par value
     25,000,000 shares authorized,
       none issued and outstanding                     -                   -
    Common stock, $.001 par value
     100,000,000 shares authorized,
      2,610,470 issued and outstanding             2,611               2,611
     Additional paid-in capital                4,377,574           4,377,574
     Accumulated (deficit)                    (4,575,001)         (4,146,120)
                                               ---------           ---------
       Total Stockholders' Equity (Deficit)     (194,816)            234,065
                                               ---------           ---------
Total Liabilities and Stockholders'
  Equity (Deficit)                            $1,910,724          $2,478,613
                                              ==========          ==========

The accompanying notes are an integral part of the financial statements.

                        THE SOUTHSHORE CORPORATION

                         STATEMENTS OF OPERATIONS

                                                    Years Ended March 31,
                                            1998          1997          1996
                                         ---------     ---------    ---------
Revenue
Sales - gate admissions                  $ 767,508     $ 820,968    $ 682,165
Sales - food, beverages and
    merchandise                            232,202       264,497      173,453
                                           -------     ---------      -------
     Total sales                           999,710     1,085,465      855,618

Operating Expenses
  Salaries                                 237,229       263,272      270,938
  Advertising                              121,595        92,953      125,425
  Depreciation                             558,672       559,751      560,511
  Other                                    370,865       452,393      443,457
                                         ---------     ---------    ---------
    Total Operating Expenses             1,288,361     1,368,369    1,400,331
                                         ---------     ---------    ---------
Net (loss) before other income
    (expense) and extraordinary items     (288,651)     (282,904)    (544,713)

   Interest (expense)                     (140,421)     (198,687)    (185,251)
Amortization of debt offering
    costs                                   (9,809)      (21,050)     (21,050)
   Other                                    10,000             -            -
                                          --------       -------       ------
Net (loss) before extraordinary
    items                                 (428,881)     (502,641)    (751,014)

Renegotiated debt and interest
    expense forgiven (Note 6)                    -             -       88,214
                                         ---------     ---------    ---------
  Net (Loss)                             $(428,881)    $(502,641)   $(662,800)
                                         =========     =========    =========
Net (Loss) Per Share Excluding
    extraordinary items                  $    (.16)    $    (.19)   $    (.32)
                                         =========     =========    =========
Net Income Per Share from
    extraordinary item                   $       -     $       -    $     .04
                                         =========     =========    =========
   Net (Loss) Per Share                       (.16)         (.19)        (.28)
                                         =========     =========    =========
Weighted Average Number of
    Shares Outstanding                   2,610,470     2,610,470    2,374,042
                                         =========     =========    =========

The accompanying notes are an integral part of the financial statements.

                          THE SOUTHSHORE CORPORATION

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  From March 31, 1995 through March 31, 1998

                                             Additional
                     Number of    Common    Paid-in      Deficit
                       Shares     Stock     Capital    Accumulated    Total
                    ----------   -------    --------   -----------   -------
Balance at
March 31, 1995      2,137,613     $2,138   $3,903,191  $(2,980,679)  $924,650

Stock issued          472,857        473      474,383            -    474,856

(Loss) for the year
ended March 31,
1996                        -          -            -     (662,800)  (662,800)
                    ---------      -----    ---------   -----------  ---------
Balance at
March 31, 1996      2,610,470      2,611    4,377,574   (3,643,479)   736,706

(Loss) for the year
ended March 31,
1997                        -          -            -     (502,641)  (502,641)
                    ---------      -----    ---------   -----------  ---------
Balance at
 March 31, 1997     2,610,470      2,611    4,377,574   (4,146,120)   234,065

(Loss) for the year
ended March 31,
1998                        -          -            -     (428,881)  (428,881)

Balance at
March 31, 1998      2,610,470     $2,611   $4,377,574  $(4,575,001) $(194,816)
                    =========     ======   ==========  ============ ==========

  The accompanying notes are an integral part of the financial statements.

                          THE SOUTHSHORE CORPORATION

                           STATEMENTS OF CASH FLOWS

                                                 Years Ended March 31,
                                            1998          1997         1996
                                            ----          ----         ----
Cash Flows from Operating  Activities:
  Net (Loss)                            $ (428,881)   $ (502,641)  $ (662,800)

Adjustments to Reconcile Net (Loss)
 to Net Cash Provided by Operating
 Activities:
    Depreciation                           558,672       559,751      560,511

    Amortization debt offering cost and
     bond discount                           9,809        21,050       21,050
    (Increase) in other current assets        (384)       (4,192)           -
    Increase (decrease) in accounts
      payable, accrued expenses and
      other                                107,335        48,851     (140,000)
                                           -------        ------     ---------
Net Cash Provided by (Used in)
 Operating Activities                      246,551       122,819     (221,239)
                                           -------       -------     ---------
Cash Flow from Investing  Activities:
  Deposits (paid) returned                       -        31,240            -

  Land, property and equipment
   acquired (disposed of)                      272       (25,887)       9,941

  (Decrease) in accounts payable,
    construction                                 -             -     (368,472)
                                            ------        ------     ---------
 Net Cash (Used in) Investing
  Activities                                   272         5,353     (358,531)
                                            ------        ------     ---------
Cash Flows from Financing Activities:
  Advances and loans from related
   parties                                       -             -       71,000

  Proceeds from notes payable                    -        75,000       55,000

  Payments made on notes payable          (248,017)     (201,762)     (20,000)

  Issuance of stock and warrants, net of
   offering costs                                -             -      474,856
                                          ---------     ---------     -------
Net Cash Provided by Financing Activities (248,017)     (126,762)     580,856
                                          ---------     ---------     -------
Increase (Decrease) in Cash                 (1,194)        1,410        1,086

Cash, Beginning of Period                    3,035         1,625          539
                                           -------       -------      -------
Cash, End of Period                        $ 1,841      $  3,035     $  1,625
                                           =======      ========     ========
Income Taxes Paid                          $     -      $      -     $      -
                                           =======      ========     ========
Interest Paid                              $78,635      $152,611     $113,101
                                           =======      ========     ========

The accompanying notes are an integral part of the financial statements.

                    THE SOUTHSHORE CORPORATION

                  NOTES TO FINANCIAL STATEMENTS

 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
      POLICIES
      --------------------------------------------------
  This summary of significant accounting policies of The Southshore Corporation (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

  Organization
  ------------
  The Southshore Corporation (the "Company") was incorporated under the laws of the state of Colorado on March 26, 1990. The Company owns 16 acres of land in Arapahoe County, Colorado, upon which it has constructed and is operating a water park. The Company has selected March 31 as its fiscal year end.

  Property and Equipment and Related Depreciation
  -----------------------------------------------
  Property and equipment are carried at cost. The cost of property and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets, which are 20 years for buildings and 7 years for the remaining assets which consist principally of equipment and facilities.

  Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment is sold or otherwise disposed of, the asset and related accumulated depreciation account is relieved, and any gain or loss is included in operations.

  Concentrations of Credit Risk
  -----------------------------
  The Company has no material amounts or concentrations of credit risks.

  Debt Offering Costs
  -------------------
  The Company incurred $105,250 in debt offering costs related to a successful private placement of secured notes. These offering costs were amortized on a straight-line basis over the five year term of the notes.

  Per Share Information
  ---------------------
  Per share information is computed based upon a weighted average number of shares outstanding.

                    THE SOUTHSHORE CORPORATION

 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
      POLICIES, Continued
      --------------------------------------------------
  Geographic Area of Operations and Interest Rates

  The Company operates a water park in Englewood, Colorado. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the Company's business is in one area, this concentration of operations results in an associated risk and uncertainty.

  Use of Estimates in the Preparation of Financial Statements
  -----------------------------------------------------------
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Advertising Costs
  -----------------
  Advertising costs are expensed as incurred.

  Revenue Recognition
  -------------------
  The Company recognizes revenue, principally consisting of gate admissions and food and merchandise sales, as earned as customers are admitted to the facility and as food and merchandise are sold to customers.

  Impairment Policy for Long-lived Assets
  ---------------------------------------
  The Company reviews its long-lived assets periodically, and at least annually, to determine if there is any impairment in the carrying values. If management determines that impairments exist, adjustments would be made to the carrying values. As of March 31, 1998 there were no impairment adjustments.

                    THE SOUTHSHORE CORPORATION

 2.  PROPERTY AND EQUIPMENT

    Property and equipment is summarized as follows:
                                           March 31,
                                                    1998           1997
                                                -----------    -----------
    Buildings                                   $   744,332    $   744,332
    Recreational park facilities                  3,673,082      3,669,486
    Office furniture and equipment                    9,832          9,832
    Equipment                                        98,829        102,697
    Land                                            435,173        435,173
                                                  ---------      ---------
                                                  4,961,248      4,961,520

    Less accumulated depreciation                 3,076,217      2,520,572
                                                -----------    -----------
                                                $ 1,885,031    $ 2,440,948
                                                ===========    ===========
 3. NOTES PAYABLE

    Notes payable are summarized as follows:
                                                         March 31,
                                                    1998          1997
                                                   ------        ------
    Note payable to individual,
    collateralized by 7 1/2 acres
    of real estate, $2,957 per
    month with interest at 8%,
    due March 20, 2000                          $   72,841     $   94,360

    Note payable, interest at prime,
    renewable annually (see below *).              136,590        356,000

    Note payable, interest at 12% per
    annum, collateralized by deed of
    trust, due September 30, 1997                   75,000         75,000

    Notes payable, interest at 10%
    payable semiannually, was due in
    three installments, $10,000
    due June 30, 1995 and 1996, and
    $13,550 due June 30, 1997.                           -         13,550

                    THE SOUTHSHORE CORPORATION

3.  NOTES PAYABLE, Continued
    ------------------------

    Notes payable, private offering
    collateralized through an
    indenture of trust by all of
    the Company's real property
    and improvements subject to
    a second deed of trust on the
    7 1/2 acres above, interest at
    10% payable quarterly which
    commenced June 30, 1993 and
    four equal installments of
    principal which were scheduled
    to commencing June 30, 1994
    net of unamortized discount of
    $1,462 at March 31, 1997
    (see below**)                                  955,000        958,538
                                                 ---------      ---------
                                                 1,239,431      1,497,448
    Less current portion                        (1,201,567)    (1,432,071)
                                                -----------    -----------
    Long-term portion                          $    37,864    $    65,377
                                               ===========    ===========

          * In April, 1994, the Company issued a $400,000 convertible promissory note to the Company's President pursuant to an arrangement whereby the President personally obtained a bank line of credit, the proceeds of which were made available to the Company. The note is convertible into up to 177,777 shares of common stock of the Company at $2.25 per share.

          Maturities of notes payable after giving effect to the default provisions are summarized as follows:

               1998                $1,239,431
               1999                    37,864

          The fair market value of notes payable is estimated to be equivalent to the unpaid balance of the notes payable since the interest rates and terms appear to be reasonable and appropriate under the circumstances, based on current rates available to the Company for comparable notes with similar terms and maturities.

                    THE SOUTHSHORE CORPORATION

          ** The provisions of indenture relating to the 10% secured notes contain various covenants pertaining to limitations on restricted payments (such as dividends, aggregate officers' compensation in excess of defined limits, etc.) based on maintenance of working capital and tangible stockholders' equity parameters. There are also limitations on total debt allowed. Also, the Company failed to make required 25% per year repayments of the $955,000 of notes payable outstanding. A note holder with a principal balance of $100,000 has threatened litigation against the Company. As of March 31, 1998, the entire balance of these notes payable have been shown as a current liability in the financial statements since the notes are in default.

 4.       STOCKHOLDERS' EQUITY
          --------------------
          Common Stock Options
          --------------------
          A shareholder of the Company has loaned $97,400 to the Company with interest rates ranging from prime to 12% per annum. As of March 31, 1998, none of the amounts loaned has been repaid. $82,400 of the balance of the notes payable of $97,400 is convertible at the shareholders option into common stock of the Company since the balance was not paid when due. The payable to the shareholders is uncollateralized.

          The President was granted an option to acquire 61,250 shares at $1.10 through December 25, 1999. The President also has an option to purchased 177,777 shares. See Note 3 above.

 4.       STOCKHOLDERS' EQUITY, Continued
          -------------------------------
          Incentive Stock Option Plan
          ---------------------------
          During January of 1991, the Company adopted an incentive stock option plan for employees of the Company. The Company reserved 200,000 shares of its common stock for this plan. The option price shall be determined by the Company but shall not be less than fair market value on the date of grant. Options may be granted under the plan for terms up to January of 2001.

                    THE SOUTHSHORE CORPORATION

 5.       INCOME TAXES
          ------------
          The Company uses the straight-line depreciation method for financial reporting purposes over 20 and 7 year estimated useful lives. The Company has elected to use the straight-line method over the Modified Accelerated Cost Recovery System ("MACRS") recovery periods of 31.5 and 7 years for income tax reporting purposes.

          As of March 31, 1998, there are no current or deferred income taxes payable. As of March 31, 1998, the Company has total deferred tax assets of approximately $1,600,000 due to operating loss carryforwards and the depreciation timing differences described above. However, because of the uncertainty of potential realization of these tax assets, the Company has provided a valuation allowance for the entire $1,600,000. Thus, no tax assets have been recorded in the financial statements as of March 31, 1998.

          The Company has available at March 31, 1998 certain unused net operating loss carryforwards which may be applied against future taxable income expiring in various years through 2012. The amount which may be carried forward varies resulting from past and possible future changes in stock ownership, including warrant and stock options outstanding. The Company estimates that it has carryforwards of approximately $2,500,000 currently available.

 6.       RENEGOTIATED DEBT AND INTEREST
          ------------------------------
          During the year ended March 31, 1996 the Company renegotiated the balance of a debt and accrued interest to a creditor downward from $278,214 to $190,000, an adjustment of $88,214. Of this amount $30,674 was principal and $57,540 of accrued interest. The $88,214 renegotiated debt and interest expense was accounted for as an extraordinary item in the statement of operations and amounted to a reduction of the net loss per share of $.04. The source of the repayment of the renegotiated debt was principally from proceeds of notes payable to shareholders and others.

                    THE SOUTHSHORE CORPORATION

 7.       CONTINGENCIES, GOING CONCERN
          ----------------------------
          As of March 31, 1998, the Company has accumulated losses aggregating $4,575,001 and had a working capital deficiency of $2,059,228. The Company is attempting to sell substantially all of its assets to pay its current debt and delinquent taxes. Management is hopeful such a sale will materialize and allow the Company to continue as a going concern. The Company's ability to continue as a going concern depends upon its success in obtaining additional funding, increasing its debt financing and/or improving its operating results, or the sale of its assets. There is no assurance that the Company will be successful in these efforts. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 8.       DELINQUENT PROPERTY TAXES
          -------------------------
          As of March 31, 1998 the Company had $566,762 property taxes payable, the majority of which are delinquent. In addition, included with other accrued interest in the financial statements is $140,120 of accrued interest on delinquent property taxes. Failure to pay these taxes and accrued interest could eventually result in loss of ownership of the property.

9.        SUBSEQUENT EVENT
          ----------------
          A special meeting of the shareholders of the Company is scheduled for August, 1998 for the purpose of considering the sale of substantially all the Company's assets for $2,000,000.

   THE SOUTHSHORE CORPORATION

   BALANCE SHEET (Unaudited)

                                                March 31         June 30
                                                  1998             1998
   CURRENT ASSETS
   Cash                                            1,841           44,346
   Accounts Receivable                                  0           14,109
   Notes Receivable                                    0                0
   Inventory                                           0            5,264
                                                ________         ________
         Total Current Assets                      1,841           63,719

   OTHER ASSETS

   Land                                          435,173          435,173
   Property and Equipment,
     -net of accum depr. of
   $3,076,217 and $3,216,434 Respect.          1,449,858        1,309,641
   Deposits                                       17,245           17,285
   Prepaids                                        6,607           27,139
   Debt Offering Costs,
     -net of accum amort                               0                0
                                                ________         ________
        Total Assets                           1,910,724        1,852,957

   CURRENT LIABILITIES

   Notes Payable -Current                      1,068,852        1,066,520
   Notes Payable -Related Parties                233,990          196,820
   Payroll Taxes Payable                           1,649            8,028
   Property Taxes Payable                        566,762          581,284
   Accrued Interest                              151,176          165,929
   Accounts Payable -Trade                        17,048           59,197
   Deferred Income                                31,845           82,806
   Accrued Payroll                                   227            2,909
   Other Accrued Expenses                              0                0
                                               __________        ________
        Total Current Liabilities               2,071,550       2,163,493

   Notes Payable
     -net of current portion                       33,989          25,743
   Notes Payable -Related Parties
     -net of current portion                            0               0
                                                _________       _________
        Total Liabilities                       2,105,539       2,189,237

   STOCKHOLDERS' EQUITY

   Preferred Stock, $.01 Par Value
     25,000,000 Shares Authorized
     None Issued and Outstanding

   Common Stock, $.001 Par Value
     100,000,000 Shares Authorized;
   2,610,470 issued and outstanding
   respectively                                     2,611          2,611

   Additional Paid-In Capital                   4,377,574      4,377,574
   Retained Earnings                           (4,575,000)    (4,716,465)
                                               __________      _________
        Total Stockholders' Equity               (194,815)      (336,279)

        Total Liabilities and
        Stockholders' Equity                    1,910,724      1,852,957

   THE SOUTHSHORE CORPORATION

   STATEMENT OF OPERATIONS
   (Unaudited)

                                            Three Months     Three Months
                                            Ended June 30,   Ended June 30,
                                               1998             1997
   Revenue
   Sales -Admissions                           179,713          198,276
   Sales -Food, Merchandise                     46,382           50,938
   Sales -Other                                  2,515              326
   Corporate Sponsorships                        5,750           10,250
                                              ________         ________
        Total Sales                            234,360          259,790


   Cost of Sales                                 5,703            5,621
                                              ________        _________
   Gross Profit                                228,657          254,169

   Operating Expenses

   Salaries                                     71,634           83,254
   Payroll Taxes                                 8,144            6,564
   Operating Supplies                            6,489            5,471
   Chemicals                                     6,437            6,752
   Repairs & Maintenance                        11,400           11,760
   Advertising                                  44,626           79,072
   Outside Services                             11,788            8,099
   Utilities                                    14,174           38,173
   Insurance                                    10,102            9,843
   Depreciation & Amort                        140,217          139,792
   Property Taxes                               24,270           28,254
  Other                                          2,282            3,701
                                               _______         ________
        Total Operating Exp                    351,561          420,734


   Excess of Expense Over
   Revenue (Before Other
   Income/Expense)                            (122,904)        (166,565)


   Other Income                                  5,525            2,917
   Interest Expense (Net)                      (24,085)         (48,304)
   Amort. of Debt Offering                           0           (5,263)
                                              ________         ________

        Net Profit(Loss)                      (141,464)        (217,215)

   Net Profit (Loss) Per Share                   (0.05)           (0.08)

                                  -28-

     THE SOUTHSHORE CORPORATION

    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

     From March 31, through June 30, 1998
     (Unaudited)

                                                         Retained
                   Number of   Common    Additional      Earnings
Date                 Shares    Stock   Paid-In Capital   (Deficit)    Total
Balance at
March 31, 1998     2,610,470   2,611      4,377,574     (4,575,000)  (194,815)
Net Profit(Loss)
3 Months Ended
June 30, 1998                                             (141,464)  (141,464)

Balance at June
30, 1998           2,610,470   2,611      4,377,574     (4,716,464)  (336,279)


   THE SOUTHSHORE CORPORATION

   STATEMENT OF CASH FLOWS
   (Unaudited)

                                             Three Months     Three Months
                                            Ending June 30   Ending June 30
                                                1998              1997
Cash flows from Operating Activities
   Net Profit(Loss)                               (141,464)        (217,215)


Adjustments to Reconcile Net(Loss)
 to Net Cash (Used In) Operating
 Activities

   Amortization and Depreciation                   140,217         145,055
   (Increase)  in Accounts Receivable              (14,109)        (11,556)
   (Increase) in Inventory                          (5,264)         (9,557)
   Increase in Accounts Payable
   and Accrued Expenses                             80,485         177,721

   Other, net                                       30,429          (8,592)
                                                  ________        ________

Net Cash (Used In) Operating Activities             90,293          75,856



   Cash flows from Investing Activities

   Deposits                                           (40)           (280)
   Land, Property, Equipment                            0          (3,402)
                                                  _______         _______

Net Cash (Used In) Investing Activities               (40)         (3,682)



   Cash flows from Financing Activities

   Increase(Decrease) Debt                        (47,748)       (56,581)
Issuance of Stock, Net of Offering Costs                0              0
                                                   ______        _______

Net Cash Provided by Financing Activities         (47,748)       (56,581)
                                                  _______         ______

   Increase(Decrease) in Cash                      42,505         15,593


   Cash, Beginning of Period                        1,841          3,035

   Cash, End of Period                             44,346         18,628
                                                  _______       ________


   Income Taxes Paid                                    0              0

   Interest Paid                                    2,119         33,623

                     THE SOUTHSHORE CORPORATION

                    NOTES TO FINANCIAL STATEMENTS

                           June 30, 1998
                            (Unaudited)

  (1) Summary of Accounting Policies
      ------------------------------
     A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

      (a) General
          -------
      The Southshore Corporation ("Company") was incorporated under the laws of Colorado on March 26, 1990 for the purpose of engaging in any lawful business. The company operates a waterpark in southeast Denver metro area.

      (b) Unaudited Financial Statements
          ------------------------------
      The accompanying financial statements have been prepared by the registrant without audit and are the responsibility of the Company's management. Management is of the opinion that all adjustments that should be made to the accompanying financial statements in order for them to present fairly the financial position, results of operations and cash flows for the periods presented have been made, and that such adjustments are of a normal recurring nature.

      Management has elected to omit substantially all the footnote disclosures required by generally accepted accounting principles.

      The accompanying financial statements should be read in conjunction with the Company's audited financial statements as of March 31, 1998. The results of operation for the period ended June 30, 1998 are not indicative of the operating results for the full year.

      (c) Property and Equipment
          ----------------------
      Property and equipment are stated at cost. The original park water features are depreciated using a straight line method based on a 7 year estimated useful life. A 20 year estimated useful life on a straight line basis is utilized on the buildings. Park improvements since 1994 have been depreciated using a modified accelerated cost recovery method over 31.5 years for buildings and 7 years for equipment.

  (2) Liquidity and Capital Resources
      -------------------------------
      See Management's Discussion for disclosure related to liquidity and capital and the related contingencies and commitments.

  (3) Net Profit and Loss Per Common Share
      ------------------------------------
      Net profit and loss per common share for the three month period ended June 30, 1998 and 1997 has been computed based on the weighted number of shares outstanding during the respective periods.

  (4) Bank Line of Credit -Note to President
      --------------------------------------
      On April 25, 1994, the Company issued a five year promissory note in the amount of $400,000 to its President. The note was issued pursuant to an arrangement whereby the President became personally obligated and personally secured a $400,000 bank line of credit, the proceeds of which were made available to the Company. The Company is required to pay interest on the line at the bank's prime rate. The Company's President has the right to purchase common stock at $2.25 per share in an amount equal to what he is at risk on the bank line of credit. On default of the note he may convert the outstanding balance to common stock at $1.00 per share. At June 30, 1998, the balance was $99,420.

  (5) 10% Secured Notes -$970,000
      ---------------------------
      The Company was required to pay down the principal balance of its outstanding 10% Secured Notes by 25% on September 30, 1994, June 30, 1995, June 30, 1996 and June 30, 1997 respectively. The Company failed to make most of these payments, however it has obtained deferrals from holders of $735,000 in these notes as to payments of principal through September 30, 1997. The Company failed to make these payments due September 30, 1997. Additionally, the trustee under the Indenture relating to these notes resigned as trustee effective November 4, 1994.

  (6) Property Tax Lien
      -----------------
      First Union National Bank (New Jersey) holds a property tax certificate from Arapahoe County, Colorado in the amount of $581,284 plus interest of $156,325, at June 30, 1998, on the Company's 16-acre water park property. The tax certificate draws interest at 13% per annum and may be converted into a tax deed at the request of First Union. The Company would have the right to redeem the certificate for a period of approximately four months from the time First Union requests a deed by paying the full amount of the property tax certificate plus accrued interest (a total of $737,609 at June 30, 1998). As of the date of this report First Union had not requested Arapahoe County to issue a tax deed.

SELECTED FINANCIAL DATA
--------------------------------
     Following is a summary of selected financial data. See the financial statements included herein for more complete information.


Summary Balance Sheet Data:

                           As of          As of          As of
                          3/31/98        3/31/97        3/31/96
                        -----------    -----------    -----------
Total Assets.........   $ 1,910,724    $ 2,478,613    $ 3,028,190
Total Liabilities....   $ 2,105,540    $ 2,244,548    $ 2,322,158
Long Term Obligations   $    37,864    $    65,377    $   953,098
Working Capital......   $(2,059,228)   $(2,167,098)   $(1,362,589)
Stockholders' Equity.   $  (194,816)   $   203,391    $   706,032


                         As of           As of
                        3/31/95         3/31/94
                      -----------     -----------
Total Assets.........  $ 3,649,607    $ 3,991,676
Total Liabilities....  $ 2,724,957    $ 2,545,949
Long Term Obligations  $   145,632    $   129,058
Working Capital......  $(2,556,580)   $(2,306,874
Stockholders' Equity.  $   924,650    $ 1,447,727


Summary Operating Data:

                            Year         Year          Year
                            Ended        Ended         Ended
                           3/31/98      3/31/97       3/31/96
                        ----------    -----------   -----------
Sales................   $  999,710    $1,085,465    $  855,618
Net Loss.............   $ (428,881)   $ (502,641)   $ (693,474)
Net loss Per Share...   $     (.16)   $     (.19)   $     (.29)
Net Loss Before
Extraordinary Items     $ (428,881)   $ (502,641)   $ (751,014)
Net Loss Per Share
Before Extraordinary
Items.................  $     (.16)   $     (.19)   $     (.32)
                          Year           Year
                          Ended          Ended
                         3/31/95        3/31/94
                       -----------    -----------
Sales................  $ 1,021,747    $   838,098
Net Loss.............  $(1,023,077)   $(1,334,382)
Net Loss Per Share...  $      (.57)   $      (.79)
Net Loss Per Share
 Before Extraordinary
 Items ..............  $(1,023,077)   $(1,334,382)
Net Loss Before
 Extraordinary Items.  $       (.57)  $      (.79)

                     Summary Balance Sheet             Summary Operating Data
                          Data as of                  For Three Months Ending
                     ----------------------           -----------------------
                      6/30/98      6/30/97               6/30/98     6/30/97

Total Assets        $ 1,852,957  $ 2,351,830   Sales     $ 234,366  $259,790
Total Liabilities   $ 2,189,237  $ 2,365,688   Net Loss  $(141,464) $(217,215)
Long Term Obliga-                              Net Loss
  tions             $    25,743  $    57,764   Per Share $    (.05) $    (.08)
Working Capital     $(2,099,674) $(2,309,274)
Stockholders'
  Equity            $  (336,279) $   (13,858)



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - YEAR ENDED MARCH 31, 1998
-----------------------------------------------------------
Financial Condition

  At March 31, 1998, working capital was a negative $2,059,228 as compared to a negative $2,167,098 at March 31, 1997, a decrease of approximately $108,000.

  The principal items contributing to the working capital shortfall are operating losses, currently due promissory notes and currently due property taxes.

  At March 31, 1998, the Company's shareholders' equity was a negative $(194,816), down from $234,065 at March 31, 1997, due primarily to operating losses for fiscal 1997.

Results of Operations - Fiscal 1998 Compared to Fiscal 1997

  Revenues for 1998 were down slightly over 1997 with decreases in both gate admissions and food and beverage due primarily to the affect of an unseasonably cold June 1997 on park attendance. The Company contracts out its food and beverage service for a percentage of the sales. Expense amounts for 1998 by items were slightly less than in 1997. Elimination of depreciation of $558,672, a non-cash item, would result in profitable operations for fiscal 1998. As a percentage of gross profit, operating expenses, exclusive of depreciation and interest, declined from 98% in fiscal 1996 to 74% in fiscal 1997 to 72% in fiscal 1998.

        Interest expense for fiscal 1998 was $58,266 less than fiscal 1997 due to reduction in outstanding indebtedness and lower interest rates on one note to the Company's President. Amortization of debt offering costs was only $9,809 for fiscal 1998 because it was the last period in which such expense was allocable and the $9,809 was all that remained.

Results of Operations - Fiscal 1997 Compared to Fiscal 1996

  Revenues for 1997 were up 27% over 1996 with increases in
both gate admissions and food and beverage. The Company continued to contract out its food and beverage service for a percentage of the sales. Expense amounts for 1997 by items were approximately the same as 1996 except for professional and consulting fees which showed further reduction as the Company's requirements for legal and other services declined 76% and
advertising expenses were 27% lower.   Elimination of
depreciation of $559,751, a non-cash item, would result in profitable operations for fiscal 1997. As a percentage of gross profit, operating expenses, exclusive of depreciation and interest, declined from 98% in fiscal 1996 to 74% in fiscal 1997.

Results of Operations - Fiscal 1996 Compared to Fiscal 1995

  Revenues for fiscal 1996 were lower than fiscal 1995 by $166,129 largely because the Company contracted its food service for 1996 with an outside vendor and merely received a fee for the sale of food of $173,453, compared to $353,709 for food sales by the Company for 1995. However, substantial savings on the cost of sales ($11,078 for 1996 vs. $78,181 for 1995) and salaries ($270,938 for 1996 vs. $348,318 for 1995) justifies the decision which resulted in lower total revenues. Gross profits for 1996 were approximately $100,000 less than 1995 and total operating expenses for 1996 were nearly $300,000 less than 1995. Thus, net loss for 1996 was approximately $330,000 less than the loss for 1995. Of the loss of $693,474 for 1996, $560,511 represents a non-cash item, depreciation. Most of the Company's current park facilities will be fully depreciated in 1998.

  The month of June, 1995, which is approximately one-third of the water park's operating period, was one of the coldest, rainiest Junes ever recorded for the Denver area. This was devastating to park revenues. For June, 1996, the Denver area experienced more typical June weather, with highs usually in the 80's and low 90's.

  Consulting and professional fees have shown a steady decline from fiscal 1994 through fiscal 1996 as the Company's use of lawyers and other professionals has been reduced following the finalization of work-out arrangements with the Company's creditors.

  Interest expense reduction and interest expense forgiven for 1996 reflect results of settlements and pay-offs of construction creditors.

Liquidity and Capital Resources

  At March 31, 1998, the Company had $2,067,676 in current obligations and $8,448 in current assets. Obligations include notes payable of $1,239,431 and property taxes of $566,762.

  The Company has been able to continue, notwithstanding past financial difficulties, only as a result of sales of 920,000 shares of common stock at $1.00 and $482,000 in loans during fiscal 1995 and 1996. The Company's President purchased 500,000 shares of such stock and was the source of $400,000 in loans. Vancol Industries, Inc., a major shareholder, purchased 25,000 shares of stock and loaned the Company $82,400. Rod Barksdale, a director, purchased 25,000 shares of stock. Arthur T. Biddle, a former director, and a Biddle family partnership purchased 40,000 shares of common stock.

        As indicated by the Statement of Cash Flows (page 19), the Company has not obtained funding in the past two years from the sale of its common stock. Rather it has relied primarily upon revenues from operations and a bank line of credit of its
president to provide funds for operations.   Operating  expenses
have been reduced each of the past three years; however the Company is yet unable to achieve profitable operations.


  Although the Company has made substantial inroads toward establishing financial stability, it has not yet achieved it.
1998 was the second consecutive year the Company was able to achieve positive cash flow except for payment of real estate taxes.
 For fiscal 1998 its objectives were to eliminate, restructure or reduce its debt, pay its property taxes and strive to produce profitable operations.  These objectives were not achieved.
The failure to pay its taxes or restructure or pay its debt could result in loss of the Company's water park property.

  The Company's plan recently has been to sell its water park property for sufficient funds to retire its debt. On June 16, 1998, the Company signed a contract for sale of the property for $2 million. The Company believes the sale proceeds would be sufficient to pay all of the Company's obligations. The Company also has engaged in lengthy negotiations with a local recreation district which has interest in acquiring the property in event the current contract does not close. See Item 1. Business and Proposed Sale of the Company's Water Park. See also Note 7 to financial statements.

Trends

  The industry in which the Company operates depends considerably on disposable income of potential park patrons and is thus more affected by the condition of the local and, to a very limited extent the national economy. The economy in the Denver area is currently relatively strong, which means that more disposable monies would be available for recreational activities such as those available at the Company's facilities. Based on this economic indication, management is hopeful the local economy will provide a good environment for the Company to operate.

Year 2000
-------------
       Since the Company expects to sell its water park property soon and attempt to locate another business opportunity, of which there is none under consideration, the Company is not able to meaningfully make any plans or disclosures about how year 2000 issues may affect the Company or its operations , if any.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS
                     Quarter Ended June 30, 1998
                     ---------------------------
Financial Condition

     At June 30, 1998, working capital was a negative $2,099,774 as compared to a negative $2,069,709 at March 31, 1998. The principal reasons for the working capital shortfalls are unpaid and accrued property taxes of $581,284, accrued interest on property taxes, trade payables, and $955,000 in notes currently in default. See "Liquidity and Capital Resources" below.

     At June 30, 1998, the Company's shareholders' equity was negative $336,279, down from a negative $194,815 at March 31, 1998, due entirely to operating losses from startup costs for the summer of 1998.

Results of Operations -Three Months Ended June 30, 1998 Compared to Three Months Ended June 30, 1997.

     Revenues for the current three months were down 10% compared to the same period in 1997. This decrease is accounted for by early season rain, cool conditions and delaying the opening date of the facility a week in an effort to reduce startup costs for the summer.

     Total operating expenses were down 16% as compared to the comparable period in 1997. Salaries were down 14%. Advertising expenditures decreased 44% as management of advertising were brought in-house to save on agency fees and production costs for the season. The cost of operating supplies, chemicals and utilities was down 46% as the company continues to refine its need for these products and services. Depreciation and amortization remained basically the same for the two periods. The interest expense for current period reflects suspension of interest payments to some of its creditors as work-out arrangements are made with, debtors, subject to sale of the Company's waterpark property and satisfaction of these obligations. (see Liquidity and Capital Resources)

Liquidity and Capital Resources

     At June 30, 1998, the Company had $2,163,493 in current obligations, primarily composed of notes payables and accrued and past due property taxes. Notes payable of $220,000 due June 30, 1997 and $735,000 due September 30, 1997 are currently in default. These notes are secured by a first mortgage on portions of the waterpark property. The Company's waterpark property is subject to a property tax lien that was recently issued to a banking institution in New Jersey. The Company could be in a position in the near future where it would have to pay the full amount of this lien or loose title to the property.

     Although the Company has made substantial inroads toward financial stability, it has not yet achieved it. The Company recently has been attempting to sell its water park property for sufficient funds to retire its debt. On June 16, 1998, the Company signed a contract for sale of the property for $2 million, subject to certain conditions, including that the buyers be able to obtain financing On July 27, 1998 the Buyers terminated the contract due to inability to obtain financing. The Company has also engaged in lengthy negotiations with a local recreation district which has interest in acquiring the property in event the Company is unable to sell the property to a private sector purchaser.

     As of June 30, 1998, the company has accumulated losses aggregating $4,716,465 and had a working capital deficiency of $2,099,774. The company is attempting to sell substantially all of its assets to pay its current debt and delinquent taxes. Management is hopeful such a sale will materialize and allow the Company to continue as a going concern. The Company's ability to continue as a going concern depends upon its success in obtaining additional funding, increasing its debt financing and/or improving its operating results, or the sale of its assets. There is no assurance that the Company will be successful in these efforts. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     A special meeting of the shareholders of the Company has been scheduled tentatively for the purpose of considering the sale of substantially all the Company's assets for $2,000,000. However, it will be delayed until the Company has the property under contract for sale, of which there is no assurance.

                        LEGAL PROCEEDINGS

     Currently there are no material legal proceedings pending or threatened against the Company or its assets other than a threat of litigation by a holder of $100,000 in secured notes, however this note holder has indicated he will settle his claim on the same basis offered other note holders. Any action against the Company on the secured notes would need to be initiated by a trustee under the indenture lien. Currently there is no trustee. Further, there is a tax lien and a note holder lien on the Company's principal asset which could result in proceedings involving title to the property.

                     DESCRIPTION OF BUSINESS

     The Company is engaged in one business only, that is the ownership and operation of one water park located in the southeast part of the Denver Metro Area. The park is on 16 acres, has various water features, including a wave pool, kiddie pool and various water slides. It also has volleyball courts and offers food and beverages through concession facilities. The facility is open only from Memorial Day through Labor Day, weather permitting. The property is encumbered with a tax lien certificate and two liens securing indebtedness which are currently in default. The auditor's report dated May 11, 1998 raises substantial doubt about the Company's ability to continue as a going concern. See Financial Statements and Management's Discussion and Analysis of Results of Operations for the year ended March 31, 1998 for further details.

                     DESCRIPTION OF PROPERTY

     The Company owns 16 acres of real estate at approximately
East Arapahoe Road and South Havana in the Southeast Denver metro area. The Company's water park, adjacent parking area and administrative offices are located on this property.


                               AUDITORS

     Schumacher & Associates, Inc. served as independent auditors of the Company during the fiscal year ended March 31, 1998. A representative of Schumacher & Associates, Inc., who will have an opportunity to make a statement if he so desires, will be present at the meeting and will be available to respond to appropriate questions.


                             OTHER MATTERS

     The Board of Directors does not intend to bring before the meeting any business other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented to the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment.

     Please sign and return promptly the enclosed Proxy in the envelope provided. The signing of a Proxy will not prevent your attending the meeting and voting in person.

                                BY ORDER OF THE BOARD OF DIRECTORS



                                Kenneth M. Dalton
                                President

Dated:  August __, 1998

                            APPENDIXES


Appendix 1     Real Estate Purchase and Sale Agreement - John C.
               Botdorf and letter form ORIX Real Estate Equities,
               Inc.

Appendix 2     Letter from South Suburban Park & Recreation District

Appendix 3     Sections 7-113-101-103, 301-209 and 301-302 of the
               Colorado Business Corporation Act

                                                       APPENDIX 1
             REAL ESTATE PURCHASE AND SALE AGREEMENT

     John C. Botdorf ("Purchaser") hereby offers to purchase the Southshore Water Park including all of the assets described below along with the real estate consisting of approximately 15.89 acres of land from The Southshore Corporation, hereinafter called the Seller ("Seller"). The property is located in the NW 1/4 of Sec. 26, T5S, R67W of the 6th P.M., Arapahoe County, Colorado and is commonly known as the Southshore Water Park. The Property is further described and depicted on Exhibit A attached hereto.

     Purchaser has provided to Seller on execution of this Offer ("Offer") a letter from Purchaser's financial partner verifying Purchaser's capability to consummate the terms of this transaction. Seller shall agree to hold the letter in confidence and shall agree not to distribute or release Purchaser's financial information to any parties not related to the Seller.

1.   Terms of Purchase.

     Purchaser shall agree to provide up to the sum of $1,985,000 in cash at the closing to acquire the assets of The
     Southshore Corporation, retire its obligations, and fund the reserve requirements for the Property. Purchaser's funds shall be allocated as follows:

      A) $40,000 after opening escrow, within 8 days of execution hereof

      B) $35,000 additional deposit upon removal of contingencies or September 28, 1998 whichever occurs earlier

      C)  $1,910,000 at closing


     Total $1,985,000 cash consideration from Purchaser
           ==========
     The purchase price shall include all of the following:

     a) 15.89 acres in fee delivered free and clear except the 1998 real estate taxes and approved exceptions.

     b) All the rights, title, and interest vested in the Southshore Water Park.

     c) All Personal property and improvements, including but not limited to all the pools, equipment, slides, pumps, tables, chairs, kitchen equipment, utensils, computers, lockers, supplies, rafts, tubes, gift shop inventory, tools, registers, locks, keys, plans, studies, data and any other information or personal property now occupied and used in connection with the operation of the Property.

     d)   All vested water and mineral rights.

     Purchaser and Seller shall complete an inventory list of the above personal property which shall be attached hereto as Exhibit B.

2.   Escrow/Due Diligence Period.

     Purchaser and Seller shall agree to open escrow at Stewart Title Co., Denver, Colorado on acceptance of this Offer.
     The provisions of this Offer shall constitute joint instructions to the escrow holder; provided, however, that the parties shall execute such additional instructions as requested by the escrow holder not inconsistent with the provisions of this Offer. Purchaser shall have until September 28, 1998 to approve in writing the contingencies described in Paragraph (9). If Purchaser does not approve the conditions in Paragraph (9) prior to September 28, 1998, Purchaser shall be entitled to a refund of the deposit plus all interest. Purchaser shall deposit the sum of $40,000, which deposit plus interest shall be credited at the closing as earnest money deposit by August 21, 1998 and an additional $35,000 by September 28, 1998 or when the contingencies are removed whichever is earlier in an interest bearing account with Stewart Title Co. on execution hereof. This deposit shall become non-refundable upon removal of all contingencies. Financing shall not be a contingency.

     Closing shall be 75 days from the date hereof, or sooner by mutual agreement or 30 days from removal of contingencies.

3.   Costs.

     A.  Seller.

         Seller to pay for standard coverage owner's policy of title insurance with said escrow company in the amount of the purchase price; Seller's legal fees and expenses; one-half of the escrow fees; any documentary or transfer taxes or fees; deed preparation charges; and all other costs and expenses incurred by Seller.

     B.  Purchaser.

         Purchaser to pay for Purchaser's legal fees and expenses; one-half of the escrow fees; deed recording charges; and all other costs or expenses incurred by Purchaser.

4.   Proration.

     Premiums on insurance policies (except the patron liability policy) and operating expenses shall be prorated as of the date of recordation of the deed of Purchaser. Property tax shall be prorated to the date of closing.

5.   Title.

     As soon as reasonably possible following acceptance, Seller shall furnish to Purchaser, at no cost to Purchaser, a preliminary title report and a ALTA survey on the Property, together with full copies of all documents of record reflected therein, including, but not limited to, covenants, conditions, restrictions, reservations, easements, rights and rights of way of record, liens and other matters of record. Purchaser shall have until September 28, 1998 to approve title.

     In the event of disapproval of title by Purchaser, Seller shall, at its option, have ten (10) business days from receipt of said notice of disapproval within which to attempt to obtain the elimination for any such disapproved exceptions. In the event that such disapproval items are not so eliminated, the escrow shall be terminated. Failure of Purchaser to approve in writing any exceptions within the time limit specified above shall be deemed to be an automatic disapproval of said Preliminary Title Report in its entirety. Any extensions of said time periods set forth above must be in writing and approved by Purchaser and Seller.

6.   Seller Representations.

     Seller hereby warrants to the best of Seller's knowledge:
     (A) it has no knowledge of any latent or patent defects in the title to the land or the real and personal property improvement therein; (B) it has not received nor is aware of any notification from the Department of Building and Safety, the Tri-county Health Department, or any other city, county, or state authority having jurisdiction, requiring any work to be done on the subject Property, or advising Seller it is in violation of existing laws, ordinances or regulations. Seller represents and warrants to the best of Seller's knowledge that the Property is free and clear of all hazardous materials, asbestos, petroleum and related products and underground storage tanks.

     Seller represents there are no outstanding contractor, vendor, supplier, or service provider claim of any kind against the business or Property that will survive the close of escrow. In the event any prior claim shall surface after the closing of escrow, Seller shall be responsible for any payments owed.

     Seller warrants and represents to the best of its knowledge that the financial results attached hereto as Exhibit C and prepared by Seller are true and accurate and that the results reasonably reflect the operating history of the Southshore Water Park.

     In the event any such notice or notices are received by Seller prior to the close of escrow and Seller is unable to or does not elect to perform the work required in said notice or remedy the violation, at Seller's sole cost and expense, said notices shall be submitted to Purchaser for his examination and written approval. Should Purchaser disapprove such notices, then this Offer shall become null and void, the escrow shall be canceled. The parties agree, however, that in deciding whether or not to proceed with the transaction contemplated herein, Purchaser shall rely solely on its own due diligence inspection and not on any representations by the Seller.

7.   Seller's Contingencies.

     Closing shall be specifically contingent upon Seller obtaining approval from a majority of the shareholders of Seller at a meeting duly called to consider such matter. Management of Seller will use their best efforts to obtain such approval and does not view such approval as problematic.

8.   Executed Offer Governs.

     Upon execution of this Offer by all parties hereto, the contract resulting from such execution supersedes any and all prior arrangements, verbal discussions, and representations and warranties between the parties hereto or their agents regarding the subject Property. Neither Purchaser, Seller or Broker shall be bound by any understanding, agreement, promise, representation or stipulation, expressed or implied, nor specified herein.

9.   Conditions of Offer.

     Purchaser shall have until September 28, 1998 to approve in its absolute and sole discretion the following:

     A. Review and approval of title reports, survey and soils, zoning restrictions, etc.

     B. Review and approval of pertinent correspondence with governmental agencies.

     C. Inspection of the pools, equipment, and operating systems.

     D. Approval by Purchaser of all infrastructure and utility obligations needed to service the Property under maximum build out.

     In the event the above contingencies are not satisfied, eliminated or waived, then the parties hereto shall have no further liabilities to each other, and this Offer shall become null and void.

10.  Delivery of Property.

     Upon close of escrow, Seller shall deliver possession of the subject Property to Purchaser. Seller shall cooperate with Purchaser to provide assistance in turning over operation of the business. Seller shall agree to provide Purchaser basic operating information in written form regarding the operation of the wave pool and children's pool.

11.  Time of Acceptance.

     This Offer shall expire unless accepted by Seller and such acceptance is delivered to Purchaser on or before August 14, 1998.

12.  Time is of the Essence.

     It is expressly understood by all parties hereto that time is of the essence of this Offer.

13.  Consideration.

     Should for any reason the Purchaser fail to purchase the Property, all of the work product as a result of the Purchaser's efforts, i.e., site plans, approvals, M.O.U. with the city regarding fees, etc. will be assigned to the Seller free from any obligations or liabilities.

14.  Commissions.

     Seller shall pay a real estate commission of $50,000 to CB
     Richard Ellis Commercial which shall be due and payable at closing.

15.  Due Diligence.

     Seller will furnish to Purchaser the commitment documents, topographical survey, annual audited financial statements and quarterly financial statements for the past 3 years on the operations of the water park and has made the Property available for Purchaser's inspection.

     Purchaser shall conduct its Due Diligence Inspections of the Property and shall determine by the end of the Due Diligence Period (as per paragraph 2 above) whether it wishes to consummate the contemplated purchase and sale transaction. Seller shall cooperate with Purchaser in conducting its Due Diligence Inspections of the Property. In this regard, Seller shall allow representatives of Purchaser reasonable opportunities to review relevant documentation relating to the Property in Seller's possession and Seller shall permit Purchaser's agents and representatives reasonable access to the Property to conduct reasonable tests and inspections. Purchaser further agrees to indemnify, defend and hold Seller harmless from any and all liability, claims, losses and expenses of any type which may arise directly or indirectly from Purchaser's entry onto the Property and/or Purchaser's Due Diligence Inspections of the Property, except as may result solely from Seller's willful misconduct or gross negligence. Purchaser shall, at its sole expense, return the property to its original, pre-inspection state, including without limitation, prompt repair of any damage to the Property caused by Purchaser, its agents, servants, employees, and/or consultants.

     Purchaser shall, at all times, keep the Property free from liens of any type which may arise as the result of Purchaser's Due Diligence Inspections. Purchaser further agrees that it shall keep confidential all information belonging to Seller which Purchaser may review or receive in the course of its Due Diligence Inspections, unless Seller specifically agrees otherwise.

16.  Colorado Brokerage Disclosure.

     Seller acknowledges that Purchaser holds a valid Colorado
     Real Estate license and is acting as principal in this transaction.

17.  Execution.

     The parties to this Agreement acknowledge that they have read, accepted and approved the terms and conditions of this Offer and have the authority to enter into this contract. Purchaser and Seller agree to cooperate with each other to enter into any additional agreements that may be required in order to consummate this transaction.

                                           PURCHASER:


Date: August 13, 1998                      /s/ John C. Botdorf
                                           John C. Botdorf
                                           1777 South Harrison St., #805
                                           Denver, Colorado 80210

                       ACCEPTED AND AGREED:

                                                  SELLER:
                                                  The Southshore Corporation
                                                  10750 East Briarwood Ave.
                                                  Englewood, Colorado  80112



 Date: August 13, 1998                            By: /s/ Kenneth M. Dalton
                                                  Kenneth M. Dalton, President




WITNESS:

/s/ Eric Nelson

                            EXHIBIT A


     DESCRIPTION OF REAL PROPERTY


                   Lot 1, Block 1,  Southshore
                   Subdivision Filing No. One,
                   County of Arapahoe, State of
                   Colorado




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